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Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement on Form S-3 (File No. 333-00000) of our report dated January 25, 1996 on our audits of the consolidated and combined financial statements and financial statement schedules of Colonial Realty Limited Partnership; our report dated June 28, 1996 on our audit of the Combined Historical Summary of Revenues and Direct Operating Expenses of Acquired Properties--Crowne Chase Apartments and Crowne Point Apartments; our report dated July 3, 1996 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Acquired Property--Northdale
Court; our report dated December 28, 1994 on our audit of the Combined Historical Summaries of Revenues and Direct Operating Expenses of the Acquired Properties--Rime Properties; and our report dated September 12, 1994 on our audit of the Combined Historical Summary of Revenues and Direct Operating Expenses of Acquired Properties--Epoch Properties, which reports are included in a previously filed Form 10/A. We also consent to the reference to our firm under the caption "Experts."



                                        /s/ Coopers & Lybrand L.L.P.

                                        COOPERS & LYBRAND L.L.P.


Birmingham, Alabama
October 18, 1996